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                                                                     EXHIBIT 2.1


                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS


         This Agreement is entered into as of this 23rd day of May, 1997 (the "Effective Date") by and among FTP Software, Inc. ("FTP US"), a Massachusetts corporation with a principal place of business at 100 Brickstone Square, Fifth Floor, Andover, Massachusetts, 01810, FTP Software Canada Ltd. ("FTP Canada"), an Alberta corporation and wholly-owned subsidiary of FTP US with a principal place of business at #400, 926-5th Avenue S.W., Calgary, Alberta T2P ON7, Canada (FTP US and FTP Canada sometimes individually referred to as a "Seller" and collectively referred to as "Sellers"), Verity, Inc. ("Verity US"), a Delaware corporation with a principal place of business at 894 Ross Avenue, Sunnyvale, California 94089, and 14943 Yukon Inc. ("Verity Canada"), a Yukon corporation and wholly-owned subsidiary of Verity which will have a principal place of business at #400, 926-5th Avenue S.W., Calgary, Alberta T2P ON7, Canada (Verity US and Verity Canada sometimes individually referred to as a "Buyer" and collectively referred to as "Buyers").

                                    RECITALS

         A. FTP US is engaged in, among other things, the development and licensing of certain viewer and filtering software products known as the "KEYview Products" as defined in Part I of Exhibit A (Assets).

         B. FTP Canada owns or has rights to certain tangible assets and uses certain of such assets in the course of certain development activities with respect to the KEYview Products.

         C. Sellers desire to sell to Buyers the Assets (as hereinafter defined) and to have Buyers assume the Liabilities (as hereinafter defined), and Buyers desire to acquire the Assets and to assume the Liabilities.

                                    AGREEMENT

         THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties agree as follows:

         1. Transfer of Assets and Liabilities; Covenants. In consideration of the transactions contemplated hereunder, the parties agree as follows:

            1.1. Transfer of Assets.

                 (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, FTP US shall sell, convey, transfer, assign and deliver to Verity US, and Verity US shall acquire and purchase from FTP US, all right, title and interest of FTP US in, to and under



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the FTP US Assets, as defined in Part I of Exhibit A (Assets), together with all of the goodwill of FTP US in the business related thereto, subject to the provisions of the KEYview License (as defined in Section 2.3(g) (KEYview License)), and no other assets.

                 (b) Subject to the terms and conditions of this Agreement, at the Closing, FTP Canada shall sell, convey, transfer, assign and deliver to Verity Canada, and Verity Canada shall acquire and purchase from FTP Canada, all right, title and interest of FTP Canada in, to and under the FTP Canada Assets, as defined in Part II of Exhibit A (Assets), together with all of the goodwill of FTP Canada in the business related thereto, and no other assets. The FTP US Assets and the FTP Canada Assets are sometimes collectively referred to as the "Assets."

            1.2. Consideration for Transfer of Assets.

                 (a) Consideration from Verity US. Subject to the terms and conditions set forth in this Agreement, and in consideration for Sellers' transfer of the Assets pursuant to Section 1.1 (Transfer of Assets):

                     (i) Cash Consideration. Verity US shall pay to FTP US a cash payment of US$1,300,000 (the "Purchase Price"), with US$1,100,000 payable at the Closing via wire transfer in accordance with wire instructions to be provided to Verity US by FTP US prior to the Closing Date (as defined in Section
2.1 (Closing and Closing Date)); the remainder shall be paid at the Closing by credit of the US$200,000 (the "Deposit") previously paid by Verity US to FTP US.

                     (ii) Assumption of Liabilities.

                          (A) Verity US shall acquire and assume from FTP US,
and FTP US shall transfer and assign to Verity US, the liabilities and obligations of FTP US listed in Part I of Exhibit B (Assumed Liabilities), along with all liabilities and obligations of FTP US remaining unpaid and unperformed on the Closing Date or arising thereafter under the FTP US Contracts (as defined in Exhibit A (Assets)) (collectively, the "FTP US Liabilities"), and no other liabilities or obligations of FTP US.

                          (B) Verity Canada shall acquire and assume from FTP
Canada, and FTP Canada shall transfer and assign to Verity Canada, the liabilities and obligations of FTP Canada listed in Part II of Exhibit B (Assumed Liabilities), along with all liabilities and obligations of FTP Canada remaining unpaid and unperformed on the Closing Date or arising thereafter under the FTP Canada Contracts (as defined in Exhibit A (Assets)) (collectively, the "FTP Canada Liabilities"), and no other liabilities or obligations of FTP Canada. The FTP US Liabilities and FTP Canada Liabilities are sometimes collectively referred to as the "Liabilities."

                 (b) Undertaking of Verity. To effect Buyers' assumption of the Liabilities pursuant to this Section 1.2, each Buyer shall deliver to each Seller (as applicable) at the Closing a document executed by such Buyer in substantially the form attached as Exhibit C



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(Instrument of Assumption), pursuant to which such Buyer shall assume and agree to pay, perform or discharge the applicable Liabilities. It is expressly understood and agreed that neither Buyer shall be liable for any of the obligations or liabilities of either Seller of any kind and nature other than the Liabilities, and each Seller shall pay, perform and discharge, and FTP US shall indemnify each Buyer and hold each Buyer harmless from, all liabilities, obligations and commitments of Sellers which are not Liabilities, subject to the provisions of Sections 5.6 (Offer of Employment) and 5.10 (Indemnification) hereof.


                 (c) Allocation of Purchase Price. Each of the parties agrees to report this transaction for foreign and domestic state, provincial and federal tax purposes in accordance with the allocations reasonably proposed in writing by Buyers within ninety (90) days following the Closing, which proposed allocation shall be subject to Sellers' written approval, which approval shall not be unreasonably withheld. If any taxing authority makes or proposes an allocation different from that so proposed by Buyers and agreed to by Sellers, Buyers and Sellers shall cooperate with each other in good faith to contest such taxing authority's allocation (or proposed allocation); provided, however, that, after consultation with all parties adversely affected by such allocation (or proposed allocation), any other party hereto may file such protective claims or returns as may reasonably be required to protect its interests. Each party requesting cooperation shall reimburse the cooperating party for its reasonable out-of-pocket expenses (including reasonable legal fees and expenses) incurred in rendering such cooperation.


                 (d) Taxes. FTP US shall bear and pay, and discharge promptly when due, all sales or other similar taxes arising out of the sale and transfer of the Assets (including but not limited to taxes under the Income Tax Act (Canada)) (collectively, the "Transfer Taxes"). Buyers shall not be responsible for any such taxes, or any taxes of any kind related to any period before the Closing Date, except as specifically set forth in Exhibit B (Assumed Liabilities) and assumed by Buyers; provided, that Verity Canada shall pay and remit all goods and services taxes payable pursuant to Part IX of the Excise Tax Act (Canada) in connection with the acquisition by FTP Canada of the FTP Canada Assets pursuant to this Agreement. Further, Buyers shall pay all filing fees associated with assignments or transfers of any Proprietary Rights (as defined in Exhibit A (Assets)). FTP US acknowledges that Sellers may incur United States federal and state and Canadian income tax liabilities as a result of the transactions contemplated by this Agreement, all of which shall be the obligation and responsibility of, and shall be paid by, FTP US or FTP Canada, as the case may be, except to the extent expressly set forth in Exhibit B (Assumed Liabilities).

                 (e) Excluded Liabilities and Set-Off Rights. Nothing herein shall be deemed to deprive Buyers of any defenses, set-offs or counterclaims which Sellers may have had or which Buyers shall have with respect to any of the Liabilities (collectively, the "Defenses and Claims"). Effective at the Closing, Sellers hereby transfer, convey and assign to Buyers all Defenses and Claims with respect to the Liabilities and agree to cooperate with Buyers to maintain, secure, perfect and enforce such Defenses and Claims, including the signing of any documents, the giving of any testimony or the taking of any such other action as is reasonably



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requested by Buyers in connection with such Defenses and Claims, all at the sole cost and expense of Buyers.

         2. Closing.

             2.1. Closing and Closing Date. The closing of the transactions hereunder (the "Closing") shall take place at the office of FTP US in Andover, Massachusetts, at 2:00 p.m., Eastern Time, on a date no later than June 9, 1997 (the "Closing Date"), or such other time and place as FTP US and Verity US may agree in writing. Notwithstanding the foregoing, the parties agree to seek to have the Closing occur as soon as commercially practicable.

             2.2. Conditions Precedent to Buyers' Performance. The obligations of Buyers to purchase the Assets and assume the Liabilities under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions, any or all of which may be waived by Verity US (on behalf of itself and Verity Canada) in whole or in part without prior notice:

                 (a) Accuracy of Representations and Warranties. All representations and warranties of Sellers in Section 3 (Representations and Warranties of Sellers) and in all certificates delivered by Sellers to Verity US pursuant to this Agreement shall be, in all material respects, true and accurate on and as of the Closing Date as though made at that time, except (i) to the extent such representations and warranties are made as of a specified date, provided that such representations and warranties shall continue to be true and correct in all material respects as of such specified date, and (ii) for changes resulting from (A) any action taken by FTP US pursuant to and in compliance with the Agreement between FTP US and Verity US dated April 8, 1997, as supplemented by the letter agreement dated April 28, 1997, and the Consulting Agreement between FTP US and Verity US dated April 30, 1997 or (B) any transaction to which Verity US consents in writing pursuant to Section 5.2 (Conduct of Business); provided, however, that all representations and warranties of Sellers shall be, in all material respects, true and accurate with respect to any such transactions specified in this clause (B) on and as of the Closing Date.

                 (b) Performance of Obligations. Each Seller shall have performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement to be performed, satisfied or complied with by such Seller, as the case may be, on or before the Closing Date.

                 (c) Corporate Approval. The execution and delivery of this Agreement by Sellers, and the performance of Sellers' covenants and obligations under this Agreement, shall have been duly authorized by all necessary and required corporate action.

                 (d) Employment Agreements. (i) At least thirteen (13) of the employees listed on Exhibit D (Employees) (the "Employees") shall have accepted the offer of employment made by Verity Canada pursuant to Section 5.6 (Offer of Employment) with the execution and delivery to Verity Canada of an employment agreement substantially in the form


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attached as Exhibit E (Standard Offer Letter) (or Exhibit F (Key Employee
Agreement) if identified as a "Key Employee" on Exhibit D (Employees)) and of an Assignment of Inventions and Nondisclosure Agreement in the form attached hereto as Exhibit G (Employee Nondisclosure Agreement); (ii) Richard Motyka shall have accepted the offer of employment made by Verity Canada pursuant to Section 5.6 (Offer of Employment) with the execution and delivery to Verity Canada of an employment agreement substantially in the form attached as Exhibit F (Key Employee Agreement) and of an Assignment of Inventions and Nondisclosure Agreement in the form attached hereto as Exhibit G (Employee Nondisclosure Agreement); and (iii) at least two (2) of the Employees identified as "Key Employees" in Exhibit D (Employees), other than Richard Motyka, shall have accepted the offer of employment made by Verity Canada pursuant to Section 5.6 (Offer of Employment) with the execution and delivery to Verity Canada of an employment agreement substantially in the form attached as Exhibit F (Key Employee Agreement) and of an Assignment of Inventions and Nondisclosure Agreement in the form attached hereto as Exhibit G (Employee Nondisclosure Agreement).

                 (e) Compliance with Laws. Sellers shall have complied with all applicable laws, if any, relating to bulk sales or transfers with respect to the transactions contemplated by this Agreement.

                 (f) No Adverse Change. There shall not have occurred any event and Verity US shall not have discovered any fact or circumstance which may reasonably be expected to have a material adverse effect on the Assets or any other material aspect of FTP US' or FTP Canada's business, legal or financial condition, in each case that would have a material adverse effect on the Assets or the business relating to the Assets as conducted by Sellers as of the Effective Date, except to the extent that any such event, fact, circumstance, effect or condition is the result of any transaction between FTP US and Verity US.

                 (g) No Litigation or Injunctions. No litigation or proceeding will be threatened or pending against either Seller (i) for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement or (ii) which would have a material adverse effect on the Assets or the business relating to the Assets as conducted by Sellers as of the Effective Date.

                 (h) Compliance Certificate. Verity US shall have received certificates, dated the Closing Date, signed by an authorized officer of each Seller certifying, in such detail as Verity US may reasonably request, that the conditions specified in Sections 2.2(a), (b), (c), (e), (f), (g) and (k) have been fulfilled. Verity US shall have received from each Seller certificates, dated not more than two (2) business days before the Closing Date, from the appropriate governmental corporate authority attesting to the good standing of each Seller in its jurisdiction of incorporation and, with respect to FTP US, the appropriate taxing authority of the Commonwealth of Massachusetts attesting to the good standing of FTP US.



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                 (i) PGP, Inc. OEM License. FTP US shall have executed and
delivered to Verity US an OEM license agreement ("PGP OEM License") in the form attached as Exhibit H (PGP OEM License).

                 (j) Legal Opinion. Verity US shall have received an opinion from the Deputy General Counsel of FTP US, and of Blake, Cassels & Graydon, counsel to FTP Canada, each in substantially the form attached as Exhibit I (Legal Opinion).

                 (k) Consents and Releases. All consents, approvals, waivers and releases from all governmental authorities and other persons necessary to permit Sellers and Buyers to effect the transactions contemplated by this Agreement shall have been obtained and shall be reasonably satisfactory in form and substance to Buyers and their counsel.

         2.3. Conditions Precedent to Sellers' Performance. The obligations of Sellers to sell and transfer the Assets and the Liabilities under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions, any or all of which may be waived by FTP US (on behalf of itself and FTP Canada) in whole or in part without prior notice:

                 (a) Accuracy of Representations and Warranties. All representations and warranties of Buyers in Section 4 (Representations and Warranties of Buyers) and in all certificates and other documents delivered by Buyers to FTP US pursuant to this Agreement shall be, in all material respects, true and accurate on and as of the Closing Date as though made at that time.

                 (b) Performance of Obligations. Each Buyer shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer, as the case may be, on or before the Closing Date.

                 (c) Corporate Approval. The execution and delivery of this Agreement by Buyers, and the performance of Buyers' covenants and obligations under this Agreement, shall have been duly authorized by all necessary and required corporate action.

                 (d) Employment Agreements. Verity Canada shall have executed and delivered to each Employee who has accepted employment with Verity Canada his or her applicable employment agreement.

                 (e) No Litigation or Injunctions. No litigation or proceeding will be threatened or pending against either Buyer for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement.

                 (f) Compliance Certificate. FTP US shall have received certificates, dated the Closing Date, signed by an authorized officer of each Buyer certifying, in such detail as FTP US may reasonably request, that the conditions specified in Sections 2.3(a), (b), (c), (e) and



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(i) have been fulfilled. FTP US shall also have received a certificate signed by
Robert Miller, Vice President of FTP Canada, certifying that the conditions specified in Sections 2.3(a) and 2.3(b) have been fulfilled with respect to FTP Canada. FTP US shall have received from each Buyer certificates, dated not more than two (2) business days before the Closing Date, from the appropriate governmental corporate authority attesting to the good standing of each Buyer in its jurisdiction of incorporation and, with respect to Verity Canada, the Province of Alberta, and, with respect to Verity US, the appropriate taxing authority of the State of Delaware attesting to the good standing of Verity US.

                 (g) KEYview License. Verity US shall have executed and delivered to FTP US an OEM license agreement in the form attached as Exhibit J (KEYview License) (the "KEYview License").

                 (h) Legal Opinion. FTP US shall have received an opinion from Gray Cary Ware & Freidenrich, counsel to Verity US, and of Fraser and Beatty, counsel to Verity Canada, each in substantially the form attached as Exhibit I (Legal Opinion).

                 (i) Consents and Releases. All consents, approvals, waivers and releases from all governmental authorities and other persons necessary to permit Sellers and Buyers to effect the transactions contemplated by this Agreement shall have been obtained and shall be reasonably satisfactory in form and substance to Sellers and their counsel.

         2.4.    Closing Deliveries.

                 (a) Deliveries by Buyers. FTP US shall receive at or prior to the Closing, each of the following documents: (i) an Instrument of Assumption executed by Verity US and an Instrument of Assumption executed by Verity Canada, each in substantially the form of Exhibit D (Instrument of Assumption); (ii) an executed election by Verity Canada as to the sale of FTP Canada Assets under
Section 167(1.1) of the Excise Tax Act (Canada); (iii) an executed agreement substantially in the form of Exhibit L (Assignment Agreement) by which FTP US assigns to Verity US (or FTP Canada assigns to Verity Canada, as the case may be) all of such Seller's rights, and Verity US (or Verity Canada, as the case may be) assumes all of such Seller's obligations, under all the FTP US Contracts (or FTP Canada Contracts, as the case may be) to which such Seller is a party or under which such Seller is bound on the Closing Date; (iv) all other documents FTP US reasonably requests to further evidence the assumption of Liabilities by Verity US or Verity Canada, as the case may be; and (v) cross-receipts executed by Verity US and Verity Canada.

                 (b) Deliveries by Sellers. Verity US shall receive at or prior to the Closing, each of the following documents: (i) executed bills of sale from FTP US and FTP Canada, each in substantially in the form attached as Exhibit K (Bill of Sale); (ii) such other instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to Verity US, as shall be appropriate to convey, transfer and assign to, and to vest in, Verity US and Verity Canada all right, title and interest of FTP US in the FTP US Assets and of FTP Canada



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in the FTP Canada Assets, respectively, including assignments of any and all
Proprietary Rights (as defined in Exhibit A (Assets)); (iii) an executed agreement substantially in the form of Exhibit L (Assignment Agreement) by which FTP US assigns to Verity US (or FTP Canada assigns to Verity Canada, as the case may be) all of such Seller's rights, and Verity US (or Verity Canada, as the case may be) assumes all of such Seller's obligations, under all the FTP US Contracts (or FTP Canada Contracts, as the case may be) to which such Seller is a party or under which such Seller is bound on the Closing Date; (iv) all other documents Verity US reasonably requests to further evidence the transfer of ownership of the Assets to Verity US or Verity Canada, as the case may be; (v) an executed election by FTP Canada as to the sale of the FTP Canada Assets under
Section 167(1.1) of the Excise Tax Act (Canada); and (vi) a cross- receipt executed by FTP US.

         2.5. Passage of Title; Risk of Loss. Legal and equitable title and risk of loss with respect to all of the Assets shall pass to Buyers on transfer of the Assets on Closing.

      3. Representations and Warranties of Sellers. Except as disclosed in the disclosure schedule of even date herewith delivered by Sellers to Buyers (the "Sellers' Disclosure Schedule"), Sellers, jointly and severally, hereby represent and warrant to Buyers that as of the date of this Agreement and as of the Closing Date:

         3.1. Organization and Good Standing. FTP US is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. FTP Canada is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta, Canada, and has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. Sellers are qualified to do business in every jurisdiction for which qualification is required unless the absence of qualification would not have an adverse effect on Sellers' respective businesses as they relate to the Assets. FTP Canada has made available to Verity US and its counsel copies of all charter documents of FTP Canada, and all director and shareholder minutes and written consents of FTP Canada. The copies are true, correct and complete and contain at the date hereof and will contain at the Closing Date all amendments thereto. Nothing contained in any of the foregoing prevents the consummation of the transactions contemplated by this Agreement.

         3.2. Authorization; Consents and Approvals. Each Seller has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Sellers, and the consummation by Sellers of the transactions contemplated hereby, have been duly authorized prior to the execution of this Agreement by all requisite corporate action on the part of Sellers, and this Agreement constitutes a valid and binding obligation of each Seller enforceable against such Seller in accordance with its terms. No consent, approval or authorization of or designation, declaration or filing with any third party or governmental authority (other than filings of the documents described in Section 2.4 (Closing Deliveries)) on the part of Sellers are required in connection with the valid execution, delivery and



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performance by Sellers of this Agreement, and the consummation by Sellers of the transactions contemplated hereby.

         3.3.   FTP Canada Financial Statements.

                 (a) Financials Statements. FTP Canada has delivered to Verity US its unaudited statement of operations for each of the years ended December 31, 1995 and December 31, 1996, its unaudited balance sheets as of December 31, 1995 and December 31, 1996 and its balance sheet as of April 30, 1997 and the related statement of operations for the four (4) months then ended, all of which are attached as Exhibit M (Financial Statements) (collectively, the "Financial Statements"), in each case with such adjustments as FTP Canada has determined are appropriate. To the Sellers' knowledge, the books and records of FTP Canada upon which the Financial Statements are based reflect all material transactions of FTP Canada. All Financial Statements delivered to Verity US were prepared in all material respects in accordance with industry practices for accounting for operations of immaterial subsidiaries and generally accepted accounting principles consistently applied throughout the periods indicated, except that the Financial Statements: (i) are subject to normal year end audit and adjustments; (ii) do not contain footnotes required by generally accepted accounting principles; and (iii) were prepared on a cash (and not an accrual) basis with respect to tax matters. The Financial Statements fairly present in all material respects the financial position of FTP Canada at the dates thereof and the results of operations of FTP Canada, including all material liabilities of FTP Canada required to be reflected in the Financial Statements by generally accepted accounting principles and subject to the exceptions in clauses (i) through (iii) of the preceding sentence, for the periods covered thereby. For the purpose of this Section 3.3(a) only, "material" means that the Financial Statements do not contain any inaccuracy, understatement or overstatement of more than US$175,000 for each of the periods covered thereby. The Sellers make no representation regarding (i) the appropriateness or sufficiency of any of the Financial Statements for purposes of filing with or satisfying any requirements of the United States Securities and Exchange Commission, the Securities Act of 1933, the Securities Exchange Act of 1934 or the rules and regulations thereunder or (ii) the adequacy or sufficiency of any adjustments made in any of the Financial Statements.

                 (b) Absence of Undisclosed Liabilities. Except for such claims, debts and liabilities as are reflected in the Financial Statements or Sellers' Disclosure Schedule, FTP Canada does not have any outstanding indebtedness and is not subject to any claims or liabilities, accrued, absolute, contingent or otherwise, other than trade or business obligations incurred in the ordinary course of business since April 30, 1997, in amounts usual and normal, both individually and in the aggregate, for FTP Canada. There are no liabilities of FTP US with respect to the Assets except as described herein or in Sellers' Disclosure Schedule.

                 (c) Absence of Certain Changes. Since April 30, 1997, there has not been (i) any change in the assets, liabilities, financial condition or operations of FTP Canada from that reflected in the Financial Statements other than changes in the ordinary course of business, none of which individually or in the aggregate have had an adverse effect on such assets, liabilities, financial condition or operations of FTP Canada; (ii) any damage, destruction or loss



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whether or not covered by insurance adversely affecting the Assets or the business of Sellers relating to the Assets; (iii) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind on any of the Assets; (iv) any sale, transfer or assignment of any Assets, including any Proprietary Rights or other intangible assets, except (A) in the ordinary course of business; (B) pursuant to any of the FTP US Contracts (or FTP Canada Contracts, as the case may be) included in the Assets; or (C) as permitted by Section 5.2 (Conduct of Business); (v) any amendment or termination of any FTP US Contracts (or FTP Canada Contracts, as the case may be), except in the ordinary course of business; (vi) any issuance of securities, rights to purchase securities or any agreement concerning securities of FTP Canada; (vii) any amendment of the charter documents of FTP Canada; or (viii) any other event or condition of any character adversely affecting the Assets or the business of either Seller relating to the Assets.

                 (d) KEYview Revenues. The schedule setting forth revenues of FTP US and FTP Canada (if any) derived from all licensing and service revenues of the KEYview Products for the year ended December 31, 1996, delivered by FTP US to Verity US, is correct and complete in all material respects. For the purposes of the foregoing representation only, "material" means that the schedule described in the foregoing sentence does not contain any inaccuracy, understatement or overstatement of more than US $175,000. The schedule setting forth outstanding accounts receivable of FTP US arising from sales, licensing and distribution of the KEYview Products as of May 1, 1997, delivered by FTP US to Verity US, is correct and complete in all material respects. For the purposes of the foregoing representation only, "material" means that the schedule described in the foregoing sentence does not contain any inaccuracy, understatement or overstatement of more than US$60,000.

         3.4. Business Authorizations. Other than those included in the Assets, no governmental authorizations, permits or approvals are necessary to enable Buyers to operate FTP Canada's business and FTP US' business relating to the Assets after the Closing substantially as such business was operated by FTP Canada (or FTP US, as the case may be) prior to the Closing.

         3.5. Title to FTP Canada Assets. FTP Canada has good and defensible title to all of the FTP Canada Assets owned by FTP Canada, all of the FTP Canada Assets are free and clear of restrictions on or conditions to transfer or assignment and, at the Closing, FTP Canada will sell, convey, assign, transfer and deliver to Buyers good and defensible title and all of FTP Canada's worldwide right, title and interest in and to all of the FTP Canada Assets that are owned by FTP Canada, free and clear of any mortgages, liens, pledges, encumbrances, claims, conditions and restrictions, of any nature whatsoever, direct or indirect, whether accrued, absolute contingent or otherwise. All of the tangible FTP Canada Assets are located at its place of business in Calgary, Canada. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE FTP CANADA ASSETS ARE PROVIDED AS IS, AND FTP CANADA HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE CONDITION OR PERFORMANCE OF SUCH ASSETS, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         3.6. Equipment and Other Tangible Assets. All material tangible personal property, including machinery and equipment, included in the FTP Canada Assets and currently used by FTP Canada in the operation of its business is, and at the Closing Date will be, in reasonably good operating condition and repair, ordinary wear and tear and routine maintenance excepted.

         3.7. Taxes. Except, in the case of FTP US, where the failure to do so would not have an adverse effect on the Assets, each Seller has timely filed within the time period for filing or any extension granted with respect thereto all federal, state, provincial, local and other returns and reports relating to any and all taxes or any other governmental charges, obligations or fees for taxes and any related interest or penalties ("Tax" or "Taxes") required to be filed by it and such returns and reports are true and correct. FTP US is a non-resident of Canada within the meaning of the Income Tax Act (Canada). FTP Canada is not a non-resident of Canada within the meaning of the Income Tax Act (Canada) and FTP Canada has paid all Taxes, if any, shown to be due and payable on said returns and reports and has withheld with respect to employees all Canadian and all other countries' applicable federal, state, province and local income Taxes, provincial health insurance Taxes, and other Taxes required to be withheld and has timely paid all sales, use and similar Taxes. No income, sales, use or similar Tax return or report of FTP Canada has been examined or audited by the Canadian taxing authorities, the U.S. Internal Revenue Service or any other country's federal, state or local taxing authority and there are no pending or threatened audits, examinations, assessments, asserted deficiencies or claims for additional Taxes due from FTP Canada. There are no liens or similar encumbrances relating to or attributable to Taxes on the Assets, other than liens for Taxes not yet due. After giving effect to the consummation of the transactions contemplated hereby, the Assets will not be subject to, nor will Buyers have, any liability in respect of any Taxes arising from or relating to, the ownership, possession, operation or use of the Assets by Sellers, or the operation of the business of Sellers related to the Assets, prior to the Closing.

         3.8.   Proprietary Rights.

                 (a) Ownership; Infringement. Each Seller owns all right, title and interest in and to, or has valid and sufficient licenses in, all Proprietary Rights (as defined in Exhibit A (Assets)) used in that portion of Sellers' respective businesses related to the KEYview Products conducted as of the date hereof, free and clear of all liens, claims and encumbrances (including without limitation distribution rights). The foregoing representation as it relates to Third Party Technology (as defined below) is limited to each Seller's interest pursuant to the Third Party Licenses (as defined below), all of which are valid and enforceable and in full force and effect. Upon assignment to Verity US of FTP US' right, title and interest under the Third Party Licenses that are included in the FTP US Contracts, Verity US shall have all rights to such Third Party Technology which had been granted to each Seller pursuant to such Third Party Licenses. Sellers represent and warrant that Sellers' Disclosure Schedule lists (i) all registered Copyrights (as defined in Exhibit A (Assets)); (ii) all registered Industrial Designs (as defined in Exhibit A (Assets)); (iii) all issued or pending United States, Canadian and foreign patents of FTP US included in the Patent Rights (as defined in Exhibit A (Assets)); (iv) all Trade Rights that are registered or with respect to which an application for registration has been filed and all common law Trade Rights (as defined in Exhibit A (Assets)); (v) a list of all licenses and other agreements relating to any of the Proprietary Rights; and (vi) a list of all licenses and other agreements with third parties the "Third Party Licenses") relating to any software, technology, know-how or processes of third parties that are used in or are substantially related to KEYview Products (such software, technology, know-how and processes are collectively referred to as the "Third Party Technology"). The Proprietary Rights are valid and in full force and effect and consummation of the transactions contemplated hereby will not alter or impair any such rights. No claims have been asserted against either Seller by any person: (i) challenging a Seller's use or distribution of any of the Proprietary Rights; (ii) challenging a Seller's use or distribution of the KEYpak technology under the ANE Agreement referenced in Sellers' Disclosure Schedule (the "ANE Agreement") (which agreement is being assigned to Verity US); or (iii) related to, challenging or questioning the validity, enforceability or effectiveness of any Third Party Licenses. To each Seller's knowledge, there is no valid basis for any claim of the type specified in the immediately preceding sentence which could have an adverse effect on Sellers' respective businesses relating to the Assets. None of the Assets, including the Proprietary Rights, used by each Seller in the portion of their business related to the Assets as currently conducted infringes on the rights of, or constitutes misappropriation of, any proprietary information or intangible property right of any third person or entity, including without limitation, any patent, trade secret, copyright, trademark or trade name. None of Keyword Office Technologies, Ltd., any of its affiliates nor any of their respective officers, directors or shareholders retained any rights whatsoever with respect to the FTP US Technology or other Proprietary Rights acquired by FTP US from such entities pursuant to the Asset Purchase Agreement dated as of March 1, 1995. FTP US will sell, convey, assign, transfer and deliver to Verity US good and marketable title and all the Proprietary Rights, free and clear of any mortgages, liens, pledges, encumbrances, claims, conditions and restrictions, of any nature whatsoever, direct or indirect, whether accrued, absolute contingent or otherwise.

                 (b) Third Party Rights. Neither Seller is a party to any agreement pursuant to which any third party has any right to manufacture, reproduce, distribute, market or exploit any of the FTP US Technology or any adaptations, translations, or derivative works based on the FTP US Technology or any portion thereof. Except with respect to the rights of third parties to any Third Party Technology, no third party has rights to manufacture, reproduce, distribute, market or exploit any works or materials of any portion of the FTP US Technology if such portion of the FTP US Technology constitutes a "derivative work" (as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101) of an underlying work of authorship.

                 (c) Development. All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any of the FTP US Technology at any stage of their development were written, developed and created solely and exclusively by employees of either or both Sellers without the assistance of any third party or entity or were created by third parties who assigned ownership of their rights to FTP US (or FTP US' predecessor in interest with respect to the FTP US Technology) pursuant to valid and enforceable consultant confidentiality and invention assignment agreements. To the extent that FTP Canada has developed technology, know-how or other intellectual property related to the FTP US Technology, all such technology, know-how or other intellectual property rights have been assigned by it to FTP US and neither FTP Canada nor any of its employees or contractors retain any rights whatsoever therein. Neither Seller has any obligation to compensate any person or entity for the development, use, sale or exploitation of the FTP US Technology. Neither Seller, nor any employee, contractor or agent of any Seller has (i) developed or assisted in the development of enhancements of the FTP US Technology except for enhancements included in the FTP US Technology as delivered to Verity US pursuant to this Agreement or (ii) assisted in the development by any third party of any computer program based on the FTP US Technology or any part thereof. Each Seller has at all times used commercially reasonable efforts to treat the FTP US Technology as containing trade secrets and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by release into the public domain, including without limitation, the use of confidentiality agreements with all of its employees having access to the FTP US Technology source code and the use of licenses with all individuals or entities provided access to the FTP US Technology object code (including that included in the KEYview Products) containing provisions restricting copying and prohibiting decompiling or disassembly of the FTP US Technology or KEYview Products.

                 (d) Employees. Given the nature of the business related to the Assets conducted now or in the past by either Seller, no employee of either Seller is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement with respect to (i) the Assets or
(ii) the relationship of any such employee with Seller or, to the best of Seller's knowledge, any other party.

                 (e) Product Liability. No product liability or warranty claims related to the Assets have been communicated to or threatened against either Seller, nor to Sellers' knowledge, is there any specific situation, set of facts or occurrence that provides a basis for such claim. The value of all KEYview Products held by FTP US distributors for resale that are subject to a right of return by such distributors does not exceed US$50,000 (based on the price paid by such distributors to FTP US therefor) in the aggregate. Sellers have provided, or will provide prior to Closing, to Verity US an accurate list of all errors or "bugs" in KEYview Products which are contained in the computer databases which Sellers maintain for the purpose of tracking errors and "bugs" in the software included in the Assets.

         3.9. Litigation. There is no claim, action, proceeding or investigation pending or, to the knowledge of each Seller, threatened (a) against or by FTP Canada, (b) against or by FTP US and involving the Assets, or
(c) which questions or challenges the validity of this Agreement or any action taken by a Seller pursuant to this Agreement or in connection with the transactions contemplated hereby; and neither Seller knows of any valid basis for any such claim, action, proceeding or investigation. Neither Seller is subject to any judgment, order or decree entered in any lawsuit or proceeding which has had or may have an adverse effect on its portion of business related to the Assets.

         3.10. Inventories and Manufacturing Supplies. All KEYview Product inventories and the other materials described in Section H of Part I in Exhibit A (Assets), if any, will be included in the FTP US Assets as of the Closing.

         3.11. Contracts, Commitments and Agreements. Part I and Part II of Exhibit A (Assets) of this Agreement lists all contracts, commitments and agreements of Sellers included in the Assets other than: (i) any outstanding purchase orders relating to sales of KEYview Products by FTP US; (ii) any outstanding purchase order relating to items purchased or to be purchased by FTP Canada or any contract of FTP Canada if such purchase order or contract has a value of less than US$1,000 to FTP Canada and was issued in the normal course of business; or (iii) contracts listed on Exhibits to this Agreement other than Exhibit A (Assets). Although not listed in Part I and Part II of Exhibit A (Assets), the parties agree that the items in clauses (i), (ii) and (iii) of the preceding sentence shall be included in the Assets, except as otherwise expressly provided in Sellers' Disclosure Schedule. Other than the Assets, there are no other assets, tangible or intangible, used in the development of the KEYview Products. Each Seller has performed in all aspects all obligations required to be performed by such Seller on or before the Closing under any and all such agreements listed in Exhibit A (Assets) to which it is a party or to which any of its property or assets is subject, and neither it nor, to the best of its knowledge, any other party thereto is in default under any such agreement and all such agreements are in full force and effect. The assignment to Buyers of all of Sellers' rights and obligations under such agreements listed in Exhibit A (Assets) and the other transactions contemplated by this Agreement will not be a basis for any party to any such agreement to terminate that agreement or alter the basis on which it will be doing business with Buyers, as assignees from Sellers, under that agreement.

         3.12. Compliance with Laws. Neither Seller is in violation of any Canadian or any U.S. federal, state, provincial or local statute, law, rule or regulations with respect to the Assets. Each Seller has obtained all governmental licenses, orders, approvals, and authorizations required in connection with the conduct of its business as it relates to the Assets.

         3.13. No Breach or Violation. FTP Canada is not in violation of any term of its charter documents, or in violation of any term of any mortgage, indenture, contract, agreement, instrument, judgment, decree or order applicable to FTP Canada or to which it is a party. The execution, delivery and performance of this Agreement by Sellers, and the consummation by Sellers of the transactions contemplated hereby, will not result in or constitute any of the following: (i) a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of the charter documents of Sellers or any agreement, instrument or arrangement to which a Seller is a party or by which Sellers or the Assets are bound; (ii) the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the Assets;
(iii) the acceleration of either Seller's performance pursuant to any applicable mortgage, indenture, contract, agreement, instrument; and (iv) to the best knowledge of Sellers, the violation of any applicable law, ordinance, rule, regulation, judgment, order or decree of any court or other governmental body, department, instrumentality, agency or subdivision having, asserting or claiming jurisdiction.

         3.14. Complete Copies of Materials. Sellers have delivered to or made available for inspection by Buyers true and complete copies of each contract, agreement, license, lease and similar document (or summaries of same) referred to in any Exhibit hereunder or included in the Assets.

         3.15. Environmental Matters. Each Seller has conducted and is conducting its business as it relates to the Assets in compliance with all applicable substantive environmental laws. In addition: (i) there are at the date hereof no pending or, to the best knowledge of Sellers, threatened actions by any governmental authority or other person relating, directly or indirectly, to the release of hazardous materials on, at or mitigating to or from the premises currently occupied by FTP Canada or to any violation of any environmental laws with respect to any of the Assets; (ii) all environmental notices, permits or similar authorizations, if any, required to be obtained or filed in connection with the conduct by each Seller of its business as it relates to the Assets, including, without limitation, treatment, storage, disposal or release of hazardous materials or solid waste into the environment, have been duly obtained or filed, are in full force and effect; and (iii) there are no obligations or liabilities, whether absolute, contingent or otherwise and whether due or to become due, of any Seller with respect to the clean-up of the presence or release of hazardous materials into the premises currently occupied by FTP Canada. Buyers agree that no violation or breach of any of the foregoing representations shall be deemed to exist as a result of the use by Sellers of normal types and quantities of hazardous materials typically used in connection with general administrative and office purposes.

         3.16. Employee Matters. FTP Canada is not a party to any collective bargaining agreements. FTP Canada has withheld all amounts required by any law, contract, or agreement to be withheld from the wages or other compensation or benefits of all the employees of FTP Canada and is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing. Sellers are not now engaged in any unfair labor practice or prohibited practice within the meaning of the Alberta Labor Relations Code or any other applicable law or regulation, with respect to the employees of FTP Canada. There are no pending unfair labor practice charges or discrimination complaints by any FTP Canada employee relating to race, color, national origin, sex, sexual preference, religion, age, marital status or handicap against any Seller, nor to the best knowledge of Sellers, does any basis therefor exist. Sellers' Disclosure Schedule sets forth the current annual salary for each Employee. FTP has not agreed to increase the salary or other compensation payable to or to become payable to any such Employees, or declared, or committed to pay, any bonus or other additional salary or cash compensation to any such Employee that has not been paid.

         3.17. Employee Benefit Plans, Etc. FTP Canada has not maintained or contributed to any "pension plan" as defined in the Employment Pension Plans Act (Canada) or any "employee pension plan" as defined in Section 3(2) of ERISA. Sellers' Disclosure Schedule lists all (i) "employee benefit plans," as defined in Section 3 of ERISA, maintained or contributed by any Seller for the benefit of any Employee; (ii) "employee welfare plans," as defined in Section 3 of ERISA, maintained or contributed to by any Seller for the benefit of any Employee and (iii) all employment, compensation and consulting contracts, and bonus, deferred compensation, excess benefits, pension, retirement, profit sharing, stock bonus, stock option, stock purchase, life and health insurance, hospitalization, savings, holiday, vacation, severance pay, sick pay, sick leave, disability, dependent care assistance, death benefit, tuition refund, service award, company car, scholarship, relocation, patent awards, fringe benefits and other contract or practices of any Seller or any of its affiliates providing employee or executive benefits to any Employee (the items described in the preceding clauses (i), (ii) and (iii) are collectively referred to herein as "Employee Plans"). Buyers will not become liable for any present or future benefit under any Employee Plan by virtue of the transactions contemplated hereby, either under the terms of any Employee Plan presently or formerly maintained by Sellers or any of their affiliates or by operation of any applicable law, except as provided in Section
5.6 (Offer of Employment).

         3.18. Insurance. Each existing insurance policy held by either Seller relating to the Assets or the Employees is in full force and effect, is with responsible insurance carriers and is in an amount and scope customary for companies engaged in business and having assets similar to those of Sellers. All claims arising under such policies with respect to the Assets or the FTP Canada employees and all premiums that are due and payable thereunder have been paid in full.

         3.19. Workers Compensation Act. FTP Canada has obtained an exemption under Section 2 of the Workers Compensation Act (Alberta) Regulation 427/81 pursuant to which the business carried on by FTP Canada is exempt from the application of the Workers Compensation Act (Alberta) and has otherwise paid any amounts that were, or may have become, due to the Employees under such law.

      4. Representations and Warranties of Buyers. Buyers, jointly and severally, hereby represent and warrant to Sellers that as of the date of this Agreement and as of the Closing Date:

         4.1. Organization and Good Standing. Verity US is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified to do business in the State of California. Verity Canada is a corporation duly organized and validly existing under the laws of the Yukon Territories, Canada and is duly qualified or licensed to do business as a corporation and is registered as a corporation which is validly subsisting in (a) the Province of Alberta, Canada and (b) each other jurisdiction for which qualification or registration is required unless the absence of qualification or registration would not have a material adverse effect on Verity Canada. Verity Canada will be registered on or before the Closing for the purposes of the goods and services tax pursuant to Part IX of the Excise Tax Act (Canada).

      4.2. Authorization; Consents and Approvals. Each Buyer has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyers, and the consummation by Buyers of the transactions contemplated hereby, have been duly authorized prior to the execution of this Agreement by all requisite corporate action on the part of Buyers, and this Agreement constitutes a valid and binding obligation of each Buyer enforceable against such Buyer in accordance with its terms. No consent, approval or authorization of or designation, declaration or filing with any third party or governmental authority (other than filings of the documents described in Section 2.4 (Closing Deliveries)) on the part of Buyers are required in connection with the valid execution, delivery and performance by Buyers of this Agreement, and the consummation by Buyers of the transactions contemplated hereby.

      4.3. No Breach or Violation. The execution, delivery and performance of this Agreement by Buyers, and the consummation by Buyers of the transactions contemplated hereby, will not result in or constitute any of the following: (i) a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of the charter documents of Buyers or any agreement, instrument or arrangement to which a Buyer is a party or by which Buyers or their property are bound or (ii) to the best knowledge of Buyers, the violation of any applicable law, ordinance, rule, regulation, judgment, order or decree of any court or other governmental body, department, instrumentality, agency or subdivision having, asserting, or claiming jurisdiction.

      4.4. Litigation. There is no claim, action, proceeding or investigation pending or, to the knowledge of each Buyer, threatened (a) against or by Verity Canada or (b) which questions or challenges the validity of this Agreement or any action taken by a Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby; and neither Buyer knows or has any reason to know of any valid basis for any such claim, action, proceeding or investigation.

         5.   Covenants.

         5.1. Investigation by Verity. At such times prior to the Closing as may be reasonably requested by either Buyer, each Seller shall make available to each Buyer and their employees, agents and representatives the charter documents and minutes required pursuant to Section 3.1 (Organization and Good Standing), all other documents listed on any exhibit or schedule to this Agreement and all other documents reasonably requested by a Buyer.

         5.2. Conduct of Business. From and after the Effective Date and until the Closing Date or the termination of this Agreement, whichever shall first occur, without the prior written approval of Verity US, which shall not be unreasonably withheld, (i) neither Seller will engage in any activities or transactions which shall be outside the ordinary course of business as it relates to the Assets; (ii) each Seller will use all commercially reasonable efforts to preserve the existing licenses, franchises, rights and privileges pertinent to that portion of its business which relates to the Assets; (iii) to the extent related to the Assets, each Seller will use all commercially reasonable efforts to preserve intact its business organization, preserve its relationships with its suppliers, customers and others with whom it deals, continue to develop its business and, subject to Section 5.6 (Offer of Employment), keep available its present Employees and consultants; (iv) neither Seller will sell, encumber, pledge, license or otherwise transfer or assign any of the Assets, including all Proprietary Rights, or enter into any agreement with respect to such a transaction (provided, however, that this Section shall not prohibit either Seller from continuing its current practice of distributing the current KEYview Products (together with upgrades) in the ordinary course to corporate end users, through its current agreements, or through electronic or retail distribution, but neither Seller shall, after the Effective Date, license source code included in the Assets to any party, enter into technology development or consulting agreements with respect to the Assets or enter into any OEM or similar agreements with respect to the Assets, except in each case with the prior written consent of Verity US, which consent shall not be withheld unreasonably); (v) FTP US will not sell any interest in FTP Canada, or enter into any agreement with respect to such a transaction; and
(vi) FTP Canada will maintain itself at all times as a corporation in good standing under any applicable local jurisdictions.

         5.3. Cooperation. From and after the Effective Date and until the Closing or the termination of this Agreement, whichever shall first occur, each party will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to the other party in connection with any such requirements. On or before the Closing Date, each party will use all commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, approval, order or authorization from, and will use all commercially reasonable efforts to make any registration, declaration or other filing with, any governmental entity, domestic or foreign, any contracting party or any other person, required to be obtained or made by either Sellers or Buyers in connection with the taking of any action contemplated by this Agreement. Further, Sellers agree to provide to Buyers all assistance, at Buyers' sole cost and expense, as Verity US may reasonably request with respect to any audits or filings required to be made by Verity US with respect to its acquisition of the Assets pursuant to the rules and regulations of the United States Securities and Exchange Commission, the Securities Act of 1933, the Securities Exchange Act of 1934 or any applicable rules or regulations thereunder. Upon request of Verity US after the Closing, Sellers agree to ship to Verity US, at Buyers' sole cost and expense, any and all of the KEYview Product inventories and the other materials described in Section H of Part I of Exhibit A (Assets).

         5.4. Failure to Obtain Other Consents. In the event that any of the consents or approvals to the assignment of any FTP US Contracts or FTP Canada Contracts included in the Assets is not obtained by Sellers prior to the Closing, Buyers shall have the option to:

                 (a) in Verity US' discretion, require the applicable Seller to hold the FTP US Contracts (or FTP Canada Contracts, as the case may be) in question in trust for Buyers, on terms satisfactory to FTP US and Verity US pursuant to which one or both Buyers shall, as such Seller's subcontractor, perform all the obligations of such Seller and indemnify, defend, and hold Sellers harmless against all claims, demands, losses, liabilities, costs and expenses arising from Buyers' acts or omissions in performing under such contract(s), instrument(s) or agreement(s); or

                 (b) in Verity US' discretion, require Sellers to use all reasonable efforts to procure the cancellation of the relevant FTP US Contracts (or FTP Canada Contracts, as the case may be) and to enable Buyers to enter into substitute arrangements with the other party or parties thereto, provided that Verity US indemnifies, defends, and hold Sellers harmless against all claims, demands, losses, liabilities, costs and expenses arising from termination of the FTP US Contracts (or FTP Canada Contracts, as the case may be) in question; or

                 (c) if either Seller fails to comply with its covenant set forth in the second sentence of Section 5.3 (Cooperation), but Buyers have so complied, obtain from Sellers the assignment of and for Buyers to assume the liabilities under the FTP US Contracts (or FTP Canada Contracts, as the case may be) in question, notwithstanding the lack of consent for the assignment; provided that FTP US shall indemnify, defend, and hold Buyers harmless against all claims, demands, losses, liabilities, costs and expenses arising from the assignment of such FTP US Contracts (or FTP Canada Contracts, as the case may be) to Buyers without consent; or

                 (d) if both Sellers and Buyers fail to comply with their covenants set forth in the second sentence of Section 5.3 (Cooperation), subject to FTP US' prior written approval, which may be withheld for any reason or no reason, in FTP US' sole discretion, obtain from Sellers the assignment of and for Buyers to assume the liabilities under the FTP US Contracts (or FTP Canada Contracts, as the case may be) in question, notwithstanding the lack of consent for the assignment.

         5.5. Accounts Receivable. From and after the Closing, FTP US will direct all payments received under the Accounts Receivable (as defined in Exhibit A (Assets)) to Verity US and FTP US will use all commercially reasonable efforts to cooperate fully at either Buyer's request, at the sole cost and expense of Verity US, to take such action as Verity US may reasonably request to help Verity US collect all of the Accounts Receivable (including but not limited to providing Verity US with all reasonably requested information regarding such Accounts Receivable). Exercisable at Verity US' option, Verity US shall have access to FTP US' records related to the Accounts Receivable in order to facilitate the collection thereof, subject to Verity US' execution of a confidentiality agreement in a form reasonably acceptable to FTP US, and that such access shall be during normal business hours, upon reasonable notice, so as not to interfere with FTP US' business and at Verity US' sole expense. In the event that FTP US receives any payments after the Closing under any Accounts Receivable, FTP US will turn over all such payments to Verity US promptly after receipt thereof. Sellers agree that from and after the Effective Date, neither of them shall engage in any activities outside the ordinary course of business in the collection of Accounts Receivable nor will either Seller solicit or encourage the early payment (i.e. in time periods other than as originally agreed with customers) of any Accounts Receivable from payors thereunder through discounts, incentives, or otherwise.

         5.6.   Offer of Employment.

                 (a) FTP Canada hereby represents that the Employees are employees of FTP Canada as of the date hereof. Verity Canada agrees that it shall, no later than five (5) business days immediately preceding the Closing Date, offer (in writing) employment to each Employee commencing as of and contingent upon the consummation of the Closing on substantially similar (or, in the sole discretion of Verity Canada, more favorable) terms and conditions as exist for the employment of such Employee by FTP Canada as of the Effective Date, including credit for each such Employee's accrued vacation for the calendar year 1997 as of the date of the Closing. Such five (5) day period may be shortened to four (4) days in Buyers' sole discretion provided that Buyers shall indemnify Sellers against all claims, demands, losses, liabilities, costs and expenses resulting from the shortening of such period. Verity Canada shall afford Sellers a reasonable opportunity to review each such offer prior to the delivery thereof to each such Employee, and each such offer shall be in form and substance reasonably satisfactory to Sellers. Sellers shall render all reasonable assistance to encourage each such Employee to accept such offer in accordance with its terms. Each such Employee who accepts such offer of employment by Verity Canada is referred to herein as a "Continuing Employee."

                 (b) FTP US undertakes to indemnify and hold harmless each Buyer from and against:

                     (i) any claims, demands, losses, liabilities, costs and expenses related to claims by an employee or former employee of FTP Canada (other than a Continuing Employee) in respect of redundancy or unfair dismissal arising from the employee or former employee having ceased for any reason to be employed by FTP Canada at or prior to Closing, or having ceased to be employed by FTP Canada pursuant to a notice of termination served at or prior to Closing; provided, however, that to the extent that FTP Canada provides notice, pay in lieu of notice, termination pay, severance pay or compensation for loss of benefits (collectively, "Severance Pay") to any FTP Canada employee who is not a Continuing Employee, Buyers will pay to FTP Canada an aggregate of up to US$62,500 towards such reasonably documented Severance Pay by FTP Canada promptly upon FTP Canada's request; and

                     (ii) all claims, demands, losses, liabilities, costs and expenses incurred by Verity Canada, other than for accrued vacation and vacation pay for 1997, in connection with or as a result of any liability or obligation of FTP Canada to any of the Continuing Employees in relation to their employment with FTP Canada prior to the Closing, except to the extent that Verity US is required to indemnify Sellers in respect thereof pursuant to Section 5.6(g).

                 (c) Sellers will ensure that the Continuing Employees will have received all entitlements due at the Closing Date or payable with respect to any period ending at or prior to the Closing Date, including all bonuses, deferred or otherwise, but excluding accrued vacation and vacation pay, the dollar amounts of which as of April 30, 1997 are set forth in Exhibit E (Employees).



                 (d) Without prejudice to any rights of either Buyer in respect of non-disclosure by the Sellers under Section 5.9 (Confidentiality), Sellers will at all times hereafter, at the sole cost and expense of Buyers, provide to the authorized representatives of Verity Canada in relation to any of the Continuing Employees such information or documents as Verity Canada may reasonably require relating to the terms and conditions of employment, pension and life insurance arrangements, health, welfare or any other matter concerning such employee's employment by FTP Canada in the period prior to the Closing Date.

                 (e) This Section 5.6 represents the total obligations of Buyers to Sellers in respect of employees of FTP Canada and in particular, but without limitation, Buyers shall have no liability to Sellers for or in respect of any employees of FTP Canada who are not Continuing Employees, except to the extent expressly provided for in Section 5.6(b).

                 (f) Neither Buyer shall (and shall ensure that no affiliate of either Buyer shall), for a period of one (1) year commencing on the Effective Date, directly or indirectly employ, offer to employ or otherwise solicit the employment of any of the current employees of FTP Canada who are not Continuing Employees, except in accordance with this Agreement. Neither Seller shall (and shall ensure that no affiliate of either Seller shall), without the prior written consent of Verity US, for a period of one (1) year commencing on the Closing Date, directly or indirectly employ, offer to employ or otherwise solicit the employment of any person (whether or not they are a Continuing Employee) who is in the employment of Verity US, Verity Canada or their affiliates, at the relevant time.

                 (g) Buyers shall indemnify Sellers for all claims, demands, losses, costs, liabilities and expenses incurred by Sellers with respect to Severance Pay payable to any Continuing Employee by reason of the termination of such Continuing Employee's employment on or after the Closing Date or as a result of the transactions contemplated hereby.

         5.7. Bulk Sales Laws. Sellers shall prepare and make on a timely basis all filings and publications required to effect compliance on or before the Closing Date with the provisions of any so-called bulk transfer laws of any applicable jurisdiction in connection with the sale of the Assets to Buyers. Buyers will cooperate with Sellers and, at Sellers' request, will execute all such required filings and documents in connection with Sellers' efforts to effect such compliance. FTP US will indemnify and hold harmless Buyers against any and all liabilities which may be asserted by third parties against either or both Buyers as a result of any noncompliance with any bulk transfer law applicable to the transactions contemplated by this Agreement.

         5.8. No Public Announcement. Each party agrees that, except as required by law, it will not make any public announcement concerning the matters set forth in this Agreement (other than to their respective employees and professional advisors) without the prior written consent of the other parties, which consent will not be unreasonably withheld.

         5.9 Confidentiality. For the purpose of assuring to Buyers the full benefit of the Assets and associated goodwill, the Sellers, jointly and severally, hereby agree with Buyers in further consideration of this Agreement, as a separate and independent agreement, that it and they will not and will use their best efforts to ensure that no director, officer or employee of the Sellers will:

                 (a) (i) at any time during the three (3) year period following the Closing with respect to any confidential information concerning the business, accounts, financial or contractual arrangements or other dealings, transactions or affairs relating to the Assets which may be within or which may come to its knowledge and (ii) in perpetuity after the Closing with respect to the FTP US Technology, divulge or communicate any of the foregoing to any person other than to (A) directors, officers or employees or professional advisors of the Sellers whose position makes it necessary to know the same; (B) Buyers and their officers, employees and professional advisors; or (C) as necessary and permitted by the KEYview License; or

                 (b) for the period of three (3) years after the Closing, either on its own account (or that of any of them) or in conjunction with or on behalf of any person or company with the use of any Competitive Products, solicit or entice away from Buyers any person who, to its knowledge is, now or has been during the one (1) year preceding the date hereof, a customer or supplier of Sellers with respect to the Assets.

         Buyers and Sellers hereby agree that information within the scope of
Section 5.9(a) shall not include any information (a) which is or becomes known generally to the public (other than as a result of disclosure in violation hereof by Sellers or any of their employees or affiliates) or (b) which is independently developed by Sellers after the Closing without violation of this Agreement or the KEYview License, as evidenced by Sellers' written records related to such development. Disclosure of any information within the scope of
Section 5.9(a) shall not be precluded if such disclosure is in response to a valid order of a court or other governmental body or as otherwise required by law; provided, however, that Sellers shall first have given notice to Buyers and shall have made a reasonable effort, at Buyers' sole cost and expense, to obtain a protective order requiring that the information to be disclosed be used only for the purpose specified in such order and otherwise be treated as confidential and under seal.

         Notwithstanding the foregoing, Sellers may use "residuals" on an incidental basis in the conduct of Sellers' ordinary and customary course of business; provided, however, that residuals may not be used to develop or assist in the development of Competitive Products for a period of three (3) years after the Closing. For the purposes of this paragraph, "residuals" means information which may be retained in the memory of persons who have had access to FTP US Technology and which is (a) related to knowledge and concepts generally applicable in the computer industry and (b) not solely comprised of information which is unique or particular to the FTP US Technology; provided, however, that such information is not the result of the efforts of persons who have refreshed their recollection, or intentionally memorized such information, with reference to material which is written, stored in magnetic, electronic or physical form or other fixed medium in anticipation of or in conjunction with the use of such information. Sellers represent and warrant that neither of them have encouraged, and covenant that neither of them will encourage, any employee, agent or contractor (or those employed by any of the foregoing) to commit to his or her memory any confidential information pertaining to the Assets so as to reduce it to a residual for later use. Except for the rights granted under the KEYview License, (a) nothing in this paragraph shall be deemed to grant either Seller a license under the Proprietary Rights and (b) nothing herein shall relieve either Seller of any liability for copyright or patent infringement, misappropriation of trade secrets or any other breach of confidentiality obligations under this Agreement or the other agreements between FTP US and Verity US referenced in Section 6.3(b)(i) hereof.

         For the purposes of this Section 5.9, "Competitive Products" means general viewing, filtering and conversion products (excluding, for example, file transfer products) or text-based search and/or Information Retrieval products without "substantial value." "Substantial Value" is measured either (i) by lines of code, whereby at least 80% of the total lines of code in a product is attributable to functionality which is not general viewing, filtering and conversion functionality (excluding, for example, file transfer functionality) or text-based search and/or Information Retrieval functionality or (ii) ultimate end use, whereby the ultimate use of a product involves only incidental use of general viewing, filtering and conversion functionality (excluding, for example, file transfer functionality) or text-based search and/or Information Retrieval functionality.

         5.10.   Indemnification.

                 (a) Indemnity by FTP US.

                     (i) For a period of two (2) years after the Closing, FTP US shall indemnify and hold harmless Buyers and each of their officers, directors, employees and agents (collectively, "Buyer Indemnified Parties") from, against, for and in respect of any liability, and all costs, amounts paid as judgment or in settlement, expenses (including reasonable attorneys fees and costs) and other damages incurred by any such Buyer Indemnified Party arising out of any claim, suit or proceeding in connection with (i) any actual or alleged breach by either Seller of any representations, warranties, covenants and agreements by either such party in this Agreement or (ii) any liability arising out of or relating to the use, ownership or operation by Sellers of the Assets prior to the Closing, other than a Liability. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

                     (ii) No Buyer Indemnified Party shall be entitled to indemnification under this Section 5.10 until the aggregate claims against all Buyer Indemnified Parties together exceed $100,000 in the aggregate, and further provided that FTP US shall not be liable for indemnification payments in excess of US$1,300,000 in the aggregate.

                 (b) Indemnity by Verity US.

                     (i) For a period of two (2) years after the Closing, Verity US shall indemnify and hold harmless Sellers and each of their officers, directors, employees and agents (collectively, "Seller Indemnified Parties") from, against, for and in respect of any liability, and all costs, amounts paid as judgment or in settlement, expenses (including reasonable attorneys fees and costs) and other damages incurred by any such Seller Indemnified Party arising out of any claim, suit or proceeding, in connection with (i) any actual or alleged breach by either Buyer of any representations, warranties, covenants and agreements by either such party in this Agreement; (ii) any Liability; or (iii) any liability arising out of or relating to the use, ownership or operation by Buyers of the Assets after the Closing. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

                     (ii) No Seller Indemnified Party shall be entitled to indemnification under this Section 5.10 until the aggregate claims against all Seller Indemnified Parties together exceed $100,000 in the aggregate, and further provided that Verity US shall not be liable for indemnification payments in excess of US$1,300,000 in the aggregate.

         5.11. Exclusive Dealing. From the date hereof until the earlier of (i) the Closing and (ii) the termination of this Agreement, neither Seller, nor any director, officer, employee or agent thereof, will directly or indirectly (a) solicit, initiate or encourage submission of proposals or offers from any person or entity relating to any acquisition, purchase, encumbrance or license of all or any portion of the Assets (except as permitted by Section 5.2 (Conduct of Business)), the sale of any equity interest or any right to acquire any equity interest in FTP Canada or any equity investment, merger, consolidation or business combination with FTP Canada or (b) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Sellers shall promptly notify Verity US if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made, although Sellers shall not be required to disclose the terms of any such proposal or offer to Verity US.

         5.12. ANE Resources. Verity US agrees that prior to the Closing it will not contact or discuss the ANE Agreement with ANE or disclose to ANE any FTP "Confidential Information" as defined in the mutual nondisclosure agreement dated February 10, 1997, which agreement is incorporated herein by reference (the "Nondisclosure Agreement").

         5.13. OEM Agreement. Verity US and FTP US will work together in good faith to negotiate as soon as commercially practicable a detailed, customary form of OEM agreement to be applicable from the effective date of such agreement until (i) the Closing or (ii) if the Closing fails to occur, April 8, 1999. The OEM Agreement will permit Verity, in part, to incorporate KEYview Products with Verity products and distribute Verity products incorporating the KEYview Products.

         5.14. Corporate Name. Buyers understand and agree that nothing in this Agreement confers upon Buyers any rights to or under the name "FTP Software" or any other trademark or any service mark, logo or trade name of FTP, FTP Canada or any of their affiliates other than those specifically listed in Exhibit A (Assets) (collectively, the "Marks"). Buyers agree that they will, as soon as practicable following the Closing, remove by stickering or other reasonable means, to the extent possible, all references to and representations of any of the Marks from the Assets.

         5.15. Reseller Agreements. FTP US agrees to deliver, as promptly as practicable following the Closing, to each of its resellers under its reseller agreements providing for the sale of both the KEYview Products and other FTP products, a notice discontinuing the sale of the KEYview Products under such reseller agreements, such notice to be mutually satisfactory to FTP US and Verity US. FTP US agrees to promptly deliver to Verity US any payments received by either Seller in respect of the sale following the Closing of any of the KEYview Products pursuant to any such reseller agreements.

         5.16. Access to Information by Sellers. Buyers agree to, following the Closing Date, afford Sellers and their accountants and counsel, during normal business hours, upon reasonable request and prior written notice to Buyers, access to financial books and records included in the Assets to the extent such access is reasonably required by Sellers in anticipation of, or preparation for, any legal proceedings or financial, tax or audit matters involving Sellers or any of their affiliates and which is related to either (i) the use or ownership of the Assets; (ii) operation of business related to the Assets by Sellers; or
(iii) Employee Plans related to, or the employment of any employees of, FTP Canada, prior to the Closing; provided, however, that any such access shall be had in a manner so as to not interfere with the normal conduct of the business of Buyers, is subject to the execution of a written confidentiality agreement in a form acceptable to Verity US and all costs and expenses associated with such access (including the provision thereof by Buyers) will be borne solely by Sellers. Buyers shall not destroy or dispose of any of such records unless Buyers shall have offered first in writing, at least sixty (60) days prior to such destruction or disposition, to surrender them to Sellers, subject to the confidentiality obligations of Section 5.9 (Confidentiality). Buyers further agree to make available to Sellers, from time to time upon request by a Seller and at Sellers' expense, the appropriate personnel of Buyers whose assistance or participation is reasonably required by Sellers in anticipation of, or preparation for, any legal proceedings or tax or audit matters of the nature described above, provided, that any such access to personnel shall be had in such a manner so as to not interfere with normal conduct of the business of Buyers. Without limiting the generality of the foregoing, Buyers agree to use all commercially reasonable efforts, at FTP US' sole cost and expense, to assist Sellers in closing its books with respect to FTP Canada for all periods ending on or prior to the Closing Date as promptly as possible.

         5.17. Deming License. Upon written notice by Verity US delivered to
FTP US at or prior to the Closing, FTP US shall sell, convey, transfer, assign and deliver to Verity US all right, title and interest of FTP US in, to and under that certain Software License Agreement dated August 22, 1996 between FTP US and Deming Software, Inc. (the "Deming License") and Verity US shall acquire and assume from FTP US all liabilities and obligations of FTP US remaining unpaid and unperformed on the Closing Date or arising thereafter under the Deming License. Notwithstanding anything in this Agreement to the contrary, Sellers make no representation or warranty regarding the Deming License or any technology licensed by FTP US pursuant to the Deming License, and the Deming License and such technology shall not be deemed to be included in the Assets, and Sellers shall have no obligation to indemnify Buyers pursuant to this Agreement with respect to any liability relating thereto.

         5.18. Other Third Party Software. FTP US shall transfer to Verity Canada all right, title and interest of FTP US in, to and under all copies of third party software installed on computer hardware included in the FTP Canada Assets and listed on Attachment 5 to Exhibit A (Assets) and Verity Canada or Verity US (as determined by Verity US) shall acquire and assume from FTP US all liabilities and obligations of FTP US with respect thereto. Notwithstanding anything in this Agreement to the contrary, FTP US makes no representation or warranty regarding such copies or the licenses pursuant to which such copies are licensed by FTP US. Such copies shall not be deemed to be included in the Assets, and FTP US shall have no obligation to indemnify Buyers pursuant to this Agreement with respect to any liability relating thereto. To the extent necessary, FTP US will deliver all notices, and use commercially reasonable efforts to obtain any consents, necessary to effect the transfer of such copies.

      6. Survival; Finders; Termination.

         6.1. Survival of Representations, Warranties and Covenants. The representations and warranties of the parties hereto made in this Agreement or Exhibits hereto, or in any certificate or document delivered by them pursuant hereto shall survive until the date two years from the Closing irrespective of any investigation made by Verity US or FTP US. The covenants and agreements of the parties hereto contained herein shall survive for the periods stated in the applicable covenant or agreement, of if no period is stated, such covenant or agreement shall continue indefinitely.

         6.2. Brokers and Finders. Each of the Buyers and Sellers warrants and represents to each of the others that it does not know of any person, firm, corporation or other entity entitled to or who or which may assert any right to brokerage commissions, finders' fees or other similar claims for bringing about or representing it or any of its affiliates in any of the transactions contemplated hereby.

         6.3 Termination.

                     (a) Termination Events. This Agreement may be terminated
(i) at any time prior to the Closing upon the mutual written consent of Verity US and FTP US; (ii) at any time after 2:00 p.m. Eastern Time, on June 9, 1997 (the "Outside Date") by either Verity US or FTP US if the Closing is not consummated by such time or such other date and time as Verity US and FTP US may agree upon in writing; or (iii) by Verity US at any time prior to the Closing if an event, fact, circumstance, effect or condition specified in Sections 2.2(f) (No Adverse Change) or 2.2(g) (No Litigation or Injunctions) exists with respect to the Assets or if (A) eight or more of the Employees, (B) Richard Motyka or
(C) more than two (2) of the other Employees identified as "Key Employees" on Exhibit E, other than Richard Motyka, reject Verity Canada's offer of employment made pursuant to Section 5.6 (Offer of Employment).

                     (b) Effect of Termination.

                         (i) In the event of termination of this Agreement by
either Verity US or FTP US pursuant to Section 6.3(a) above, written notice thereof shall forthwith be given by the terminating party to all of the other parties hereto specifying the basis for termination and this Agreement shall thereupon become void and have no effect, with no liability on the part of any party or its affiliates in respect thereof except as expressly set forth in this
Section 6.3, and each party will return to the others any confidential information furnished pursuant to this Agreement, the Nondisclosure Agreement, the Agreement between FTP US and Verity US dated April 8, 1997, as supplemented by the letter agreement dated April 28, 1997 and the Consulting Agreement between FTP US and Verity US dated April 30, 1997. Notwithstanding the foregoing, nothing herein shall relieve any party hereto from any liability incurred for any breach of this Agreement prior to such termination and the provisions of this Section and Sections 6.2 (Brokers and Finders), 6.3 (Termination) and 7.9 (Expenses) shall survive any termination of this Agreement.

                         (ii) If this Agreement is terminated by Verity US
pursuant to Section 6.3(a)(iii) above, all of the Deposit shall be refunded by FTP US to Verity US in full upon Verity US' request.

                         (iii) If Verity US terminates this Agreement pursuant
to Section 6.3(a)(ii) above due to a failure of any of the conditions set forth in Sections 2.2(d) (Employment Agreements), 2.2(f) (No Adverse Change) or 2.2(g) (No Litigation or Injunctions) being fulfilled by the Outside Date and such conditions are not waived by Verity US, all of the Deposit shall be refunded by FTP US to Verity US in full upon Verity US' request.

                         (iv) If either Verity US or FTP US terminates this
Agreement pursuant to Section 6.3(a)(ii) above, and either Seller has failed to act in good faith or use reasonable commercial efforts, but Verity US and Verity Canada have at all times since April 8, 1997 so acted and used such efforts, to effect the Closing as soon as practicable, all of the Deposit shall be refunded by FTP US to Verity US in full upon Verity US' request.

                         (v) If either Verity US or FTP US terminates this
Agreement pursuant to Section 6.3(a)(ii) above, and Buyers and Sellers all have at all times since April 8, 1997 acted in good faith and used commercially reasonable efforts to effect the Closing by the Outside Date, $150,000 of the Deposit shall be non-refundable and retained by FTP US and the remaining $50,000 shall constitute prepaid royalties paid by Verity US under the OEM Agreement referenced in Section 5.14 (OEM Agreement), as more particularly provided therein.

      7. Miscellaneous.

         7.1. Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts, as such laws are applied to agreements between Massachusetts residents entered into and to be performed entirely within Massachusetts;

provided, however, that (a) with respect to matters of law concerning the internal corporate affairs of any party to this Agreement, the laws of the jurisdiction of formation of such party shall govern and (b) the provisions of
Section 5.6 (Offer of Employment), to the extent such provisions address local jurisdictions and local employment issues, respectively, shall be governed by the applicable laws of Alberta, Canada.

         7.2. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto; provided however, that none of the parties hereto may assign its obligations or rights under this Agreement, whether by operation of law or otherwise, without the prior express written consent of the others.

         7.3. Entire Agreement. This Agreement, the exhibits and schedules hereto, and the other documents delivered pursuant hereto, and the Nondisclosure Agreement, constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and no party shall be liable or bound to the other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

         7.4. Amendment. Any waiver, modification or amendment of this Agreement, the exhibits or schedules to this Agreement, and the other documents delivered pursuant hereto shall be effective only if in writing and executed by Verity US and each Seller.

         7.5. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be (i) mailed by first class mail, registered or certified, return receipt requested, postage prepaid or (ii) sent by an overnight courier with a national reputation, addressed to the other party at the address indicated under its signature below, or to such other address as a party has notified the other parties in writing. Notice shall be considered to have been received three (3) days following the deposit of the notice in the mail, or upon receipt if delivered by overnight courier.

         7.6. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         7.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         7.8. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any other party hereto shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies, either under this Agreement, or by law or otherwise afforded to such party, shall be cumulative and not alternative.

         7.9. Expenses. Except as otherwise provided in this Agreement, Buyers and Sellers shall each bear their own respective expenses and costs, including legal and accounting fees, incurred in connection with this Agreement and the transactions contemplated herein.

         7.10. Further Assurances. At any time and from time to time following the Closing, each party agrees to execute such further instruments and documents and to do such further acts as may be reasonably requested by, and at the sole cost and expense of, the other party to carry out the transactions contemplated hereby.

         7.11. No Rights Conferred Upon Third Parties. No provisions of this Agreement are intended or shall be interpreted to provide or create any rights of any kind in any third party (including, without limitation, any employees of FTP Canada) unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely to the parties to this Agreement.

         7.12. Attorneys' Fees. Should any litigation or arbitration be commenced by any party hereto concerning any provision of this Agreement or the rights and duties of any person party hereto, then the prevailing party in such litigation or arbitration shall be entitled, in addition to such other relief as may be granted, to reasonable attorneys' fees, expert witness expenses, and other related costs.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the day and year first above written.

 "FTP US"                                  "Verity US"

 FTP Software, Inc.                        Verity, Inc.

 By:______________________                 By:_______________________________

 Title:___________________                 Title:____________________________

 Address:  100 Brickstone Square, Fifth    Address:  894 Ross Avenue, Sunnyvale,
 Floor, Andover, Massachusetts, 01810      California 94089


 "FTP Canada"                              "Verity Canada"

 FTP Software Canada, Ltd.                 14943 Yukon Inc.

 By:______________________                 By:_______________________________

 Title:___________________                 Title:____________________________

 Address:                                  Address:

 c/o  FTP Software, Inc., 100              c/o  Verity, Inc., 894 Ross Avenue,
 Brickstone Square, Fifth Floor,           Sunnyvale, California 94089
 Andover, Massachusetts 01810

                                    EXHIBITS


     Exhibit No.                       Description
     -----------                       -----------
         A                             Assets

         B                             Assumed Liabilities

         C                             Instrument of Assumption

         D                             Employees

         E                             Standard Offer Letter

         F                             Key Employee Agreement

         G                             Employee Nondisclosure Agreement

         H                             PGP OEM License

         I                             Legal Opinion

         J                             KEYview License

         K                             Bill of Sale

         L                             Assignment Agreement

         M                             Financial Statements
